NEWS RELEASE

FOR IMMEDIATE RELEASE

February 19, 2003

CAPITOL FEDERAL FINANCIAL UPDATES EARNINGS ANNOUNCEMENT

Topeka, Ks -- Capitol Federal Financial (CFFN) today filed its Quarterly Report on Form 10-Q for the three months ended December 31, 2002 with the SEC. Total earnings for the quarter ended December 31, 2002 were $1.5 million greater than reported in the earnings release on January 22, 2003. Earnings per share increased $0.02 on the increase in net income.

Following the earnings release dated January 22, 2003, we continued our review of the impact of gain on sale and related interest income on the 129 loan sales transactions, totaling $544.0 million, during the quarter ended December 31, 2002. We discovered adjustments to interest income that were required related to loans sold and retained at the end of the quarter. The impact of these changes was an increase in interest income of $2.8 million. Net income increased $1.5 million for the quarter ended December 31, 2002 in excess of income reported in our earnings release.

The extension of the Form 10-Q filing date was due to the discovery of the error during the internal review. Extra time was needed to verify the accuracy of the adjustments as they affected interest income related to loans sold and loans retained.

News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

For additional information about CFFN please contact:

Jim Wempe, Vice President Investor Relations
Telephone:	785-270-6055
E-mail:	jwempe@capfed.com